Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors

Aceto Corporation

We consent to the use of our reports dated September 7, 2012, with respect to the consolidated balance sheets of Aceto Corporation and subsidiaries as of June 30, 2012 and 2011 and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended June 30, 2012, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of June 30, 2012, incorporated herein by reference.

/s/ BDO USA, LLP

Melville, New York
March 18, 2013